EXHIBIT 4.11

JUNIOR SUBORDINATED DEBENTURES GUARANTEE AGREEMENT

Between

AMERICAN SAFETY INSURANCE GROUP, LTD.
(as Guarantor)

and

DEUTSCHE BANK TRUST COMPANY AMERICAS
(as Guarantee Trustee)

dated as of

                        , 2002

AMERICAN SAFETY CAPITAL TRUST I

Certain Sections of this Guarantee Agreement relating to
Sections 310 through 318 of the
Trust Indenture Act of 1939:

Trust Indenture Act Section		Guarantee Agreement Section
Section 310	(a) (1)	4.1 (a)
	(a) (2)	4.1 (a)
	(a) (3)	Not Applicable
	(a) (4)	Not Applicable
	(b)	2.8, 4.1 (c)
Section 311	(a)	Not Applicable
	(b)	Not Applicable
Section 312	(a)	2.2 (a)
	(b)	2.2 (b)
	(c)	Not Applicable
Section 313	(a)	2.3
	(a) (4)	2.3
	(b)	2.3
	(c)	2.3
	(d)	2.3
Section 314	(a)	2.4
	(b)	2.4
	(c) (1)	2.5
	(c) (2)	2.5
	(c) (3)	2.5
	(e)	1.1, 2.5, 3.2
Section 315	(a)	3.1 (d)
	(b)	2.7
	(c)	3.1 (c)
	(d)	3.1 (d)
	(e)	Not Applicable
Section 316	(a)	1.1, 2.6, 5.4
	(a) (1) (A)	5.4
	(a) (1) (B)	5.4
	(a) (2)	Not Applicable
	(b)	5.3
	(c)	Not Applicable
Section 317	(a) (1)	Not Applicable
	(a) (2)	Not Applicable
	(b)	Not Applicable
Section 318	(a)	2.1

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Guarantee Agreement.

i

ii

JUNIOR SUBORDINATED DEBENTURES GUARANTEE AGREEMENT

THIS JUNIOR SUBORDINATED DEBENTURE GUARANTEE AGREEMENT, dated as of                     , 2002 (this “Guarantee Agreement”), is executed and delivered by AMERICAN SAFETY INSURANCE GROUP, LTD., a Bermuda company (the “Guarantor”), having its principal office at 44 Church Street, P.O. Box HM2064, Hamilton HM HX, Bermuda and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, having its principal office at 31 West 52nd St., New York, NY 10019, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Debentures (as defined herein) of American Safety Holding Corp., a Georgia corporation (the “Issuer”).

RECITALS

WHEREAS, pursuant to a Junior Subordinated Indenture, dated as of                     , 2002 (the “Indenture”), among the Issuer, Guarantor and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee thereunder, the Issuer is issuing $             aggregate principal amount of its unsecured junior subordinated debentures (the “Debentures”), which will be deposited with Deutsche Bank Trust Company Americas, as property trustee (the “Property Trustee”), as trust assets of American Safety Capital Trust I (the “Issuer Trust”) pursuant to the terms of the Amended and Restated Trust Agreement dated as of                         , 2002 (the “Trust Agreement”) among the Issuer, as depositor, the Property Trustee, Deutsche Bank Trust Company Delaware, as Delaware trustee (the “Delaware Trustee”), and the Administrators therein named.

WHEREAS, as incentive for the Holders (as defined in the Indenture) to purchase such Debentures, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

NOW, THEREFORE, in consideration of the purchase by the Property Trustee on behalf of the Trust of the Debentures, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

ARTICLE I

DEFINITIONS

SECTION 1.1.  Definitions.

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture as in effect on the date hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified

Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Debentures” shall have the meaning specified in the first recital of this Guarantee Agreement.

“Delaware Trustee” shall have the meaning specified in the first recital of this Guarantee Agreement.

“Event of Default” means a default by the Guarantor in any of its payment or other obligations under this Guarantee Agreement; provided however, that, except with respect to a payment default, the Guarantor shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice.

“Guarantee Agreement” means this Guarantee Agreement, as modified, amended or supplemented from time to time.

“Guarantor Senior Indebtedness” means, whether recourse is to all or a portion of the assets of the Guarantor and whether or not contingent, (a) every obligation of the Guarantor for money borrowed; (b) every obligation of the Guarantor evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of the Guarantor with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Guarantor; (d) every obligation of the Guarantor issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (e) every capital lease obligation of the Guarantor; (f) every obligation of the Guarantor for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (g) every obligation of the type referred to in clauses (a) through (f) of another person and all dividends of another person the payment of which, in either case, the Guarantor has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise. Senior Indebtedness shall not include (a) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to the Securities (as such term is defined in the Indenture), (b) any Guarantor Senior Indebtedness which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Guarantor, (c) any indebtedness of the Guarantor to any of its subsidiaries or Affiliates, (d) indebtedness to any executive officer or director of the Guarantor, or (e) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Guarantor that is a financing entity of the Guarantor in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities.

“Guarantee Trustee” means Deutsche Bank Trust Company Americas, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

“Guarantor” shall have the meaning specified in the preamble of this Guarantee Agreement.

“Indenture” shall have the meaning specified in the first recital of this Guarantee Agreement.

“Issuer” shall have the meaning specified in the preamble of this Guarantee Agreement.

“Issuer Trust” shall have the meaning specified in the first recital of this Guarantee Agreement.

“Liquidation Amount” means the stated amount of $10 per Preferred Security.

“Majority in Liquidation Amount of the Preferred Securities” means, except as provided by the Trust Indenture Act, Preferred Securities representing more than 50% of the aggregate Liquidation Amount of all then outstanding Preferred Securities issued by the Issuer Trust.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chairman of the Board, Chief Executive Officer, President or a Vice President, and by the Chief Financial Officer, Treasurer, an Associate Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such Person, and delivered to the Guarantee Trustee. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(a)  a statement by each officer signing the Officers’ Certificate that such officer has read the covenant or condition and the definitions relating thereto;

(b)  a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officers’ Certificate;

(c)  a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)  a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Property Trustee” shall have the meaning specified in the first recital of this Guarantee Agreement.

“Responsible Officer” means, when used with respect to the Guarantee Trustee, any officer assigned to the Corporate Trust Office, including any managing director, principal, vice president, assistant vice president, assistant treasurer, assistant secretary or any other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Guarantee Agreement, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Agreement” shall have the meaning specified in the first recital to this Guarantee Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, or any successor statute, in each case as amended from time to time.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1.  Trust Indenture Act; Application.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required to be a part of and govern this Guarantee Agreement, the provision of the Trust Indenture Act shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee Agreement as so modified or excluded, as the case may be.

SECTION 2.2.  List of Holders.

(a)  The Guarantor will furnish or cause to be furnished to the Guarantee Trustee:

(i)  quarterly, not more than 15 days after March 15, June 15, September 15 and December 15 in each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (the “List of Holders”) as of such date; and

(ii)  at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished; provided that, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee upon written notification to the Guarantee Trustee that no such changes in the List of Holders has occurred or at any time the Guarantee Trustee is the Securities Registrar under the Trust Agreement.

(b)  The Guarantee Trustee shall comply with the requirements of Section 312(b) of the Trust Indenture Act.

SECTION 2.3.  Reports by the Guarantee Trustee.

Within 60 days of January 31 of each year commencing January 31, 2003, the Guarantee Trustee shall provide to the Holders such reports, if any, as are required by Section 313 of the Trust Indenture Act in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4.  Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee and the Holders such documents, reports and information, if any, relating to Guarantor and Issuer as required by Section 314 of the Trust Indenture Act (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5.  Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

SECTION 2.6.  Events of Default; Waiver.

The Holders of a Majority in Liquidation Amount of the Preferred Securities may, by vote, on behalf of the Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

SECTION 2.7.  Event of Default; Notice.

(a)  The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default known to the Guarantee Trustee, unless such Events of Default have been cured before the giving of such notice; provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b)  The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless (i) a Responsible Officer charged with the administration of this Guarantee Agreement shall have received written notice of such Event of Default, or (ii) a Responsible Officer of the Guarantee Trustee charged with administration of the Trust Agreement shall have obtained actual knowledge thereof.

SECTION 2.8.  Conflicting Interests.

The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF THE
GUARANTEE TRUSTEE

SECTION 3.1.  Powers and Duties of the Guarantee Trustee.

(a)  This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except to a Holder exercising his or her rights pursuant to Section 5.4(d) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee hereunder. The right, title and interest of the Guarantee Trustee, as such, hereunder shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b)  If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

(c)  The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall be obligated to perform only such duties as are specifically set forth in this Guarantee Agreement (including pursuant to

Section 2.1), and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. If an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d)  No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own bad faith or willful misconduct, except that:

(i)  prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A)  the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement (including pursuant to Section 2.1), and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement (including pursuant to Section 2.1); and

(B)  in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(ii)  the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii)  the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv)  no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 3.2.  Certain Rights of Guarantee Trustee.

(a)  Subject to the provisions of Section 3.1:

(i)  the Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

(ii)  any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein;

(iii)  whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor;

(iv)  the Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction;

(v)  the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided, however, that nothing herein shall relieve the Guarantee Trustee of its obligations upon the occurrence of an Event of Default that has not been cured or waived to exercise the rights and powers vested in the Guarantee Trustee by this Guarantee, and to use the same degree of care and skill in exercising such rights and powers as a reasonably prudent person would use under the circumstances in the conduct of his own affairs;

(vi)  the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

(vii)  the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any negligence or willful misconduct on the part of any such agent or attorney appointed with due care by it hereunder. Nothing herein shall be construed as limiting or restricting the right of the Guarantor to bring any action directly against any agent or attorney appointed by the Guarantee Trustee for any negligence or willful misconduct on the part of such agent or attorney; and

(viii)  whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received and (C) shall be fully protected in acting in accordance with such instructions.

(b)  No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

SECTION 3.3.  Compensation; Fees; Indemnity.

The Guarantor agrees:

(a)  to pay to the Guarantee Trustee from time to time reasonable compensation for all services rendered by the Guarantee Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b)  except as otherwise expressly provided herein, to reimburse the Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith;

(c)  to indemnify the Guarantee Trustee (which for purposes of this Section 3.3 shall include its directors, officers, employees and agents) for, and to hold the Guarantee Trustee harmless against, any and all loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder;

(d)  in no event shall the Guarantee Trustee be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(e)  in no event shall the Guarantee Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Guarantee Agreement.

The provisions of this Section 3.3 shall survive the payment in full of the Debentures, the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee for a period equal to the statute of limitations applicable to a claim based hereon.

ARTICLE IV

GUARANTEE TRUSTEE

SECTION 4.1.  Guarantee Trustee; Eligibility.

(a)  There shall at all times be a Guarantee Trustee which shall:

(i)  not be an Affiliate of the Guarantor; and

(ii)  be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)  If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(b).

(c)  If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2.  Appointment, Removal and Resignation of the Guarantee Trustee.

(a)  No resignation or removal of the Guarantee Trustee and no appointment of a Successor Guarantee Trustee pursuant to this Article IV shall become effective until the acceptance of appointment by the Successor Guarantee Trustee by written instrument executed by the Successor Guarantee Trustee and delivered to the Holders and the Guarantee Trustee.

(b)  Subject to Section 4.2(a), a Guarantee Trustee may resign at any time by giving written notice thereof to the Holders. The Guarantee Trustee shall appoint a successor by requesting from at least three Persons meeting the eligibility requirements such Person’s expenses and charges to serve as the Guarantee Trustee, and selecting the Person who agrees to the lowest expenses and charges. If the instrument of acceptance by the Successor Guarantee Trustee shall not have been delivered to the Guarantee Trustee within 60 days after the giving of such notice of resignation, the Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for the appointment of a Successor Guarantee Trustee.

(c)  The Guarantee Trustee may be removed for cause at any time by Act (within the meaning of Section 6.8 of the Trust Agreement) of the Holders of at least a Majority in Liquidation Amount of the Preferred Securities, delivered to the Guarantee Trustee.

(d)  If a resigning Guarantee Trustee shall fail to appoint a successor, or if a Guarantee Trustee shall be removed or become incapable of acting as Guarantee Trustee, or if any vacancy shall occur in the office of any Guarantee Trustee for any cause, the Holders of the Preferred Securities, by Act of the Holders of record of not less than 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding delivered to such Guarantee Trustee, shall promptly appoint a successor Guarantee Trustee. If no Successor Guarantee Trustee shall have been so appointed by the Holders of the Preferred Securities and such appointment accepted by the Successor Guarantee Trustee, any Holder, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a Successor Guarantee Trustee.

ARTICLE V

GUARANTEE

SECTION 5.1.  Guarantee.

The Guarantor hereby irrevocably and unconditionally guarantees to each Holder the due and punctual payment of the principal of, any premium and interest (including any Additional Interest) and Additional Sums on the Debentures when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Debenture and of the Indenture. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Guarantee Trustee, on the other hand, the maturity of the Debentures guaranteed hereby may be accelerated as provided in Article 5 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Debentures guaranteed hereby.

SECTION 5.2.  Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer Trust, Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3.  Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall be as if were a principal debtor, not merely a surety, and shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)  the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Debentures to be performed or observed by the Issuer;

(b)  any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Debentures, or any action on the part of the Issuer Trust granting indulgence or extension of any kind;

(c)  the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(d)  any invalidity of, or defect or deficiency in, the Debentures;

(e)  the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(f)  any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4.  Rights of Holders.

The Guarantor hereby expressly acknowledges that: (a) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (b) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (c) the Holders of a Majority in Liquidation Amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (d) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against, or requesting or directing that action be taken by, the Guarantee Trustee, the Issuer or any other Person. The Guarantor waives any right or remedy to require that any action on this Guarantee Agreement be brought first against the Issuer or any other Person or entity before proceeding directly against the Guarantor.

SECTION 5.5.  Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment in full (without duplication of amounts theretofore paid by the Issuer) owed under the Debentures.

SECTION 5.6.  Subrogation.

The Guarantor shall be subrogated to all rights (if any) of the Holders against the Issuer Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7.  Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Debentures, and that the Guarantor shall be liable as principal and as debtor hereunder to make all payments with respect to the Debentures pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 5.3 hereof.

ARTICLE VI

COVENANTS AND SUBORDINATION

SECTION 6.1.  Subordination.

This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to Guarantor Senior Indebtedness, it being understood that the terms of Article 13 of the Indenture shall apply to the obligations of the Guarantor under this Guarantee Agreement as if (w) such Article 13 were set forth herein in full, (x) such guarantee obligations provided were substituted for the term “Securities” appearing in such Article 13 (y) Guarantor Senior Indebtedness were substituted for the term “Senior Indebtedness” appearing in such Article 13 and (z) the Guarantor were substituted for the term “Company” appearing in such Article 13, (ii) pari passu in right of payments made pursuant to the “Guarantee” (as defined in the Trust Agreement) and (iii) senior to the Guarantor’s common shares.

SECTION 6.2.  Pari Passu Guarantees.

This Guarantee Agreement shall rank pari passu with any similar guarantee agreements issued by the Guarantor on behalf of holders of junior subordinated debentures issued by any entity affiliated with the Guarantor in connection with the issuance by such other entity of preferred securities or other securities which are similar to preferred securities, which junior subordinated debentures are guaranteed by the Guarantor pursuant to an instrument that ranks pari passu in right of payment to this Guarantee Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1.  Termination.

This Guarantee shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Debentures and all other amounts then due and payable under the Indenture, or (ii) the full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the Debentures or under this Guarantee Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.  Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Debentures then outstanding. Except in the case of the Guarantor in connection with a consolidation, merger, conveyance, transfer or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment that is not in accordance with these provisions shall be void.

SECTION 8.2.  Amendments.

Except with respect to any changes that do not materially adversely affect the rights of the Holders (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities.

SECTION 8.3.  Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied (confirmed by delivery of the original) or mailed by first class mail as follows:

(a)  if given to the Guarantor, to the address or telecopy number set forth below or such other address or telecopy number or to the attention of such other Person as the Guarantor may give notice to the Holders:

American Safety Insurance Group, Ltd.
44 Church Street
P.O. Box HM2064
Hamilton HM HX, Bermuda

with a copy to:

American Safety Holding Corp.
1845 The Exchange
Atlanta, Georgia 30339
Facsimile No.: (770) 485-4346
Attention: Fred J. Pinckney

(b)  if given to the Issuer, in care of the Guarantee Trustee, at the Issuer’s (and the Guarantee Trustee’s) address set forth below or such other address or telecopy number or to the attention of such other Person as the Guarantee Trustee on behalf of the Issuer may give notice to the Holders:

American Safety Capital Trust I
c/o American Safety Holdings Corp.
1845 The Exchange
Atlanta, Georgia 30339
Facsimile No.: (770) 485-4346
Attention: Fred J. Pinckney

with a copy to:

Deutsche Bank Trust Company Americas
Corporate Trust and Agency Services
c/o Deutsche Bank Services New Jersey, Inc.
100 Plaza One—MSJCY 03-0603
Jersey City, NJ 07311
Facsimile No.: (201) 593-6527
Attention: Susan Johnson

(c)  if given to the Guarantee Trustee:

Deutsche Bank Trust Company Americas
Corporate Trust and Agency Services
c/o Deutsche Bank Services New Jersey, Inc.
100 Plaza One—MSJCY 03-0603
Jersey City, NJ 07311
Facsimile No.: (201) 593-6527
Attention: Susan Johnson

(e)  if given to any Holder, at the address set forth on the books and records of the Issuer Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 8.4.  Benefit.

This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Debentures.

SECTION 8.5.  Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a)  capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

(b)  a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c)  all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d)  all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

(e)  a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f)  a reference to the singular includes the plural and vice versa; and

(g)  the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 8.6.  Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 8.7.  Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

AMERICAN SAFETY INSURANCE GROUP, LTD., as Guarantor

By:
Lloyd A. Fox President and Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Guarantee Trustee and not in its individual capacity

By: